Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: May 6, 2013

For Release: Immediately
Refer to: (317) 433-9899, egs@lilly.com - Edward Sagebiel

Lilly Announces CEO Dr. John Lechleiter to Undergo Scheduled Surgery

INDIANAPOLIS, May 6, 2013-Eli Lilly and Company (NYSE:LLY) today announced that John C. Lechleiter, Ph.D., chairman, president, and chief executive officer, will undergo scheduled surgery for a dilated aorta on Monday, May 13, 2013. This condition was found during unrelated testing and has been asymptomatic. Lechleiter is expected to make a full recovery and return to his duties later this summer.

In accordance with the company's bylaws, Derica W. Rice, executive vice president, Global Services and chief financial officer, will assume the additional role of acting chief executive officer during Lechleiter's surgery and recuperation period. Ellen R. Marram, currently the board's lead independent director, will serve as acting chairperson of the board of directors. She was appointed as lead independent director in April 2012.

Rice, 48, has more than 22 years of service with Eli Lilly and Company, including leadership roles in finance and general management. He became chief financial officer in 2006 and assumed leadership of the company's global services organization in 2010.

Marram, 66, is president of the Barnegat Group LLC, her business advisory firm, and she is also the former CEO of two consumer products companies. She has served on the Lilly board since 2002 and is also a member of the board of directors of Ford Motor Company and The New York Times Company.

“I am grateful to be under the care of a world-class medical team located right here in Indianapolis,” said Lechleiter. “The board of directors and I have the utmost confidence in Ellen, Derica, and our Lilly leadership team. The company will be in very good hands during my leave. I look forward to returning to work following my recovery.”

About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY

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